Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew C. Richardson	Erin C. Gatewood
Chief Financial Officer	Executive Vice President – Capital Markets	Associate – Investor Relations

iStar Financial Agrees To Sell $350 Million
of Senior Notes

NEW YORK – January 15, 2004 – iStar Financial Inc. (NYSE: SFI) today announced that it has agreed to sell $350 million of 4.875% Senior Notes due 2009 to qualified institutional investors in a transaction complying with Securities and Exchange Commission Rule 144A.  The Notes are being sold at 99.892% of their principal amount to yield 4.90% per annum.  The transaction is expected to close on January 23, 2004.

iStar Financial expects to use the proceeds from the sale of the Notes to repay secured indebtedness.

The Notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is not an offer to purchase securities, a solicitation of an offer to purchase securities, or a solicitation of an offer to sell securities.

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iStar Financial is the leading publicly traded finance company focused on the commercial real estate industry. The Company provides custom-tailored financing to high-end private and corporate owners of real estate nationwide, including senior and junior mortgage debt, senior, mezzanine and subordinated corporate capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver a strong dividend and superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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